As Filed With the Securities and Exchange Commission
on April 15, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

J. ALEXANDER’S CORPORATION

(Exact name of registrant as specified in its charter)

TENNESSEE	62-0854056
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

P.O. Box 24300
West End Avenue, Suite 260
Nashville, Tennessee	37203
(Address of Principal Executive Offices)	(Zip Code)

J. ALEXANDER’S CORPORATION 2004 EQUITY INCENTIVE PLAN
(Full title of the Plan)

R. Gregory Lewis
P.O. Box 24300
3401 West End Avenue, Suite 260
Nashville, Tennessee 37203
(615) 269-1900
(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Agent for Service)

With Copies to:

Lori B. Morgan
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
(615) 742-6200

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price per	aggregate offering	Amount of
securities to be registered	registered(1)	share(2)	price(2)	Registration Fee
Common Stock, $0.05 par value, together with associated rights to purchase Class A Junior Preferred Stock, no par value	370,000 shares	$7.115	$2,632,550	$310

(1)	Pursuant to Rule 416(a) under the Securities Act, this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rules 457 (h) and 457(c) under the Securities Act of 1933, as amended (“Securities Act”), based on the average of the high and low sales prices per share of the Registrant’s Common Stock as reported on the American Stock Exchange on April 12, 2005.

PART I
PART II
SIGNATURES
EXHIBIT INDEX
EX-5.1 OPINION OF BASS, BERRY & SIMS PLC
EX-23.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EX-23.2 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PART I

Information Required in the Section 10(a) Prospectus

     J. Alexander’s Corporation (the “Registrant”) will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed by the Registrant with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended January 2, 2005;

(2)	The Registrant’s Current Report on Form 8-K filed April 15, 2005; and

(3)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed by the Registrant to register the Common Stock under the Exchange Act, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby;

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 4. Description of Securities.

     The Registrant’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

     The validity of the shares of Common Stock registered hereby will be passed upon for the Registrant by Bass, Berry & Sims PLC, Nashville, Tennessee. J. Bradbury Reed, a member of Bass, Berry & Sims PLC, is a director of the Registrant. Mr. Reed beneficially owns approximately 98,521 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

     The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interests, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or herconduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

     Additionally, Paragraph 10 of the Registrant’s Charter, as amended (the “Charter”), provides that to the fullest extent permitted by law no director of the Registrant shall be personally liable to the Registrant or any of its shareholders for monetary damages for breach of any fiduciary duty as a director. Under the TBCA, this Charter provision relieves the Registrant’s directors from personal liability to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability arising from (i) any breach of a director’s duty of loyalty to the Registrant or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) any unlawful distributions. In addition, the Registrant’s bylaws provide that the Registrant shall indemnify all present and future directors and officers (and any person who may have served at its request as an officer or director of another company in which the Registrant owns shares of its capital stock) to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

Exhibit 4.1	Charter (Exhibit 3(a) of the Registrant’s Report on Form 10-K for the year ended December 30, 1990 is incorporated herein by reference)

Exhibit 4.2	Amendment to Charter dated February 7, 1997 (Exhibit 3(a)(2) of the Registrant’s Report on 10-K for the year ended December 29, 1996, is incorporated herein by reference).

Exhibit 4.3	Restated Bylaws as currently in effect (Exhibit 3(b) of the Registrant’s Report on Form 10-K for the year ended January 3, 1999, is incorporated herein by reference).

Exhibit 4.4	Rights Agreement dated May 16, 1989, by and between the Registrant and NationsBank (formerly Sovran Bank/Central South) including Form of Rights Certificate and Summary of Rights (Exhibit 3 to the Report on Form 8-K dated May 16, 1989, is incorporated herein by reference).

Exhibit 4.5	Amendments to Rights Agreement dated February 22, 1999, by and between the Registrant and SunTrust Bank (Exhibit 4(c) of the Registrant’s Report on Form 10-K for the year ended January 3, 1999, is incorporated herein by reference).

Exhibit 4.6	Amendment to Rights Agreement dated March 22, 1999, by and between the Registrant and SunTrust Bank (Exhibit 4(d) of the Registrant’s Report on Form 10-K for the year ended January 3, 1999, is incorporated herein by reference).

Exhibit 4.7	Amendment to Rights Agreement dated May 14, 2004, by and between the Registrant and SunTrust Bank (Exhibit 4(a) of the Registrant’s Report on Form 10-Q for the quarter ended March 28, 2004, is incorporated herein by reference)

Exhibit 4.8	Stock Purchase and Standstill Agreement dated March 22, 1999, by and between the Registrant and Solidus, LLC (Exhibit 4(e) of the Registrant’s Report on Form 10-K for the year ended January 3, 1999, is incorporated herein by reference).

Exhibit 4.9	First Amendment to Stock Purchase and Standstill Agreement (Exhibit 4(a) of the Registrant’s quarterly report on Form 10-Q for the quarter ended September 28, 2003, is incorporated herein by reference).

Exhibit 5.1	Opinion of Bass, Berry & Sims PLC

Exhibit 10.1	J. Alexander’s Corporation 2004 Equity Incentive Plan (filed as Exhibit A to the Registrant’s Proxy Statement on Schedule 14-A for the 2004 Annual Meeting of Shareholders, filed with the SEC on April 26, 2004 and incorporated herein by reference)

Exhibit 23.1	Consent of KPMG LLP

Exhibit 23.2	Consent of Ernst & Young LLP

Exhibit 23.3	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)

Exhibit 24.1	Power of Attorney (included on page II-5 to this Registration Statement)

Item 9. Undertakings.

A. The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that clauses (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on the 15th day of April, 2005.

J. ALEXANDER’S CORPORATION
By:	/s/ Lonnie J. Stout II
Lonnie J. Stout II
Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Lonnie J. Stout II and R. Gregory Lewis, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated below.

Signature	Title	Date

/s/ Lonnie J. Stout II Lonnie J. Stout II	Chairman of the Board of Directors, President, Chief Executive Officer and Director (Principal Executive Officer)	April 15, 2005
/s/ R. Gregory Lewis R. Gregory Lewis	Vice President and Chief Financial Officer (Principal Financial Officer)	April 15, 2005
/s/ Mark A. Parkey Mark A. Parkey	Vice President and Controller (Principal Accounting Officer)	April 15, 2005
/s/ E. Townes Duncan E. Townes Duncan	Director	April 15, 2005
/s/ Garland G. Fritts Garland G. Fritts	Director	April 15, 2005
/s/ Brenda B. Rector Brenda B. Rector	Director	April 15, 2005
/s/ J. Bradbury Reed J. Bradbury Reed	Director	April 15, 2005
/s/ Joseph N. Steakley Joseph N. Steakley	Director	April 15, 2005

EXHIBIT INDEX

Exhibit 4.1	Charter (Exhibit 3(a) of the Registrant’s Report on Form 10-K for the year ended December 30, 1990 is incorporated herein by reference)

Exhibit 4.2	Amendment to Charter dated February 7, 1997 (Exhibit 3(a)(2) of the Registrant’s Report on 10-K for the year ended December 29, 1996, is incorporated herein by reference).

Exhibit 4.3	Restated Bylaws as currently in effect (Exhibit 3(b) of the Registrant’s Report on Form 10-K for the year ended January 3, 1999, is incorporated herein by reference).

Exhibit 4.4
Rights Agreement dated May 16, 1989, by and between the Registrant and NationsBank (formerly Sovran Bank/Central South) including Form of Rights Certificate and Summary of Rights (Exhibit 3 to the Report on Form 8-K dated May 16, 1989, is incorporated herein by reference).

Exhibit 4.5
Amendments to Rights Agreement dated February 22, 1999, by and between the Registrant and SunTrust Bank (Exhibit 4(c) of the Registrant’s Report on Form 10-K for the year ended January 3, 1999, is incorporated herein by reference).

Exhibit 4.6
Amendment to Rights Agreement dated March 22, 1999, by and between the Registrant and SunTrust Bank (Exhibit 4(d) of the Registrant’s Report on Form 10-K for the year ended January 3, 1999, is incorporated herein by reference).

Exhibit 4.7
Amendment to Rights Agreement dated May 14, 2004, by and between the Registrant and SunTrust Bank (Exhibit 4(a) of the Registrant’s Report on Form 10-Q for the quarter ended March 28, 2004, is incorporated herein by reference)

Exhibit 4.8
Stock Purchase and Standstill Agreement dated March 22, 1999, by and between the Registrant and Solidus, LLC (Exhibit 4(e) of the Registrant’s Report on Form 10-K for the year ended January 3, 1999, is incorporated herein by reference).

Exhibit 4.9
First Amendment to Stock Purchase and Standstill Agreement (Exhibit 4(a) of the Registrant’s quarterly report on Form 10-Q for the quarter ended September 28, 2003, is incorporated herein by reference).

Exhibit 5.1	Opinion of Bass, Berry & Sims PLC

Exhibit 10.1
J. Alexander’s Corporation 2004 Equity Incentive Plan (filed as Exhibit A to the Registrant’s Proxy Statement on Schedule 14-A for the 2004 Annual Meeting of Shareholders, filed with the SEC on April 26, 2004 and incorporated herein by reference)

Exhibit 23.1	Consent of KPMG LLP

Exhibit 23.2	Consent of Ernst & Young LLP

Exhibit 23.3	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)

Exhibit 24.1	Power of Attorney (included on page II-5 to this Registration Statement)